Exhibit 99.1

For Immediate Release

SELLING SHAREHOLDER PRICES SECONDARY OFFERING

SAN DIEGO December 16, 2015 — Pfenex Inc. (NYSE MKT: PFNX) announced today the pricing of its secondary offering of 600,000 shares of its common stock at a price to the public of $11.75 per share. All of such shares will be offered and sold by The Dow Chemical Company, and The Dow Chemical Company will receive all of the proceeds from such offering.

Pfenex will not sell any shares in the offering and it will not receive any proceeds from the sale of the shares.

The offering is expected to close on or about December 21, 2015, subject to satisfaction of customary closing conditions. Morgan Stanley is acting as the sole underwriter for the offering.

This offering is being made only by means of an effective shelf registration statement, including a prospectus supplement and accompanying prospectus. A copy of the final prospectus supplement and prospectus for the offering may be obtained for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, a copy of the final prospectus supplement and prospectus for the offering may be obtained from from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Use of Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected closing of the public offering. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including the risks and uncertainties associated with market conditions and the completion of the public offering on the anticipated terms or at all. Information on these and additional risks, uncertainties, and other information affecting Pfenex’s business and operating results are contained in Pfenex’s Annual Report on Form 10-K for the year ended December 31, 2014 and in Pfenex’s subsequent reports on Form 10-Q and Form 8-K. These forward-looking statements speak only as of the date hereof. Pfenex disclaims any obligation to update these forward-looking statements except as may be required by law.

About Pfenex Inc.

Pfenex Inc. is a clinical-stage biotechnology company engaged in the development of biosimilar therapeutics and high-value and difficult to manufacture proteins. The company’s lead product candidate is PF582, a biosimilar candidate to Lucentis (ranibizumab), for the potential treatment of patients with retinal diseases. Pfenex has leveraged its Pfēnex Expression Technology® platform to build a pipeline of product candidates and preclinical products under development including other biosimilars, as well as vaccines, generics and next generation biologics.

Company Contact:

Paul Wagner, Ph.D.

Chief Financial Officer

(858) 352-4333

pwagner@pfenex.com